Exhibit 99.1

The Providence Service Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2015	2014
Operating activities
Net income	$12,871	$12,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,165	4,908
Amortization	19,692	3,963
Provision for doubtful accounts	1,369	1,089
Stock based compensation	6,058	1,400
Deferred income taxes	(4,815)	207
Amortization of deferred financing costs	1,071	410
Excess tax benefit upon exercise of stock options	(2,239)	(2,346)
Loss on equity investments	3,542	-
Other non-cash charges	(225)	(40)
Changes in operating assets and liabilities:
Accounts receivable	(60,908)	(21,736)
Other receivables	(2,617)	487
Restricted cash	69	205
Prepaid expenses and other	(8,734)	(4,544)
Reinsurance liability reserve	9,691	4,648
Accounts payable and accrued expenses	17,755	7,172
Accrued transportation costs	6,022	13,554
Deferred revenue	14,555	(52)
Other long-term liabilities	281	(4,009)
Net cash provided by operating activities	23,603	18,275
Investing activities
Purchase of property and equipment	(13,122)	(8,267)
Acquisitions, net of cash acquired	(1,665)	(59,666)
Equity investments	(13,784)	-
Net decrease in short-term investments	(9)	(9)
Restricted cash for reinsured claims losses	(413)	(4,744)
Net cash used in investing activities	(28,993)	(72,686)
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	80,667	-
Preferred stock dividends	(1,698)	-
Repurchase of common stock, for treasury	(734)	(501)
Proceeds from common stock issued pursuant to stock option exercise	2,377	9,150
Excess tax benefit upon exercise of stock options	2,239	2,346
Proceeds from long-term debt	-	115,000
Repayment of long-term debt	(87,125)	(47,500)
Payment of contingent consideration	(7,496)	-
Debt financing costs	(30)	(700)
Other	(46)	(8)
Net cash (used in) provided by financing activities	(11,846)	77,787
Effect of exchange rate changes on cash	1,991	629
Net change in cash	(15,245)	24,005
Cash at beginning of period	160,406	98,995
Cash at end of period	$145,161	$123,000